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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                          WESTLAKE CHEMICAL CORPORATION

                  Pursuant to the provisions of Section 242 of the Delaware General Corporation law, and as duly authorized this date by consent of the shareholders of Westlake Chemical Corporation ("the Corporation"), the Corporation adopts this certificate of Amendment to its Certificate of Incorporation, such that ARTICLE IV thereof shall read as follows:

                                   "ARTICLE IV

                  The total number of shares which the Corporation has the authority to issue is ten thousand (10,000) shares of common stock at a par value of One and No/100 Dollars ($1.00) each ("Common Stock"), and 1000 shares of Preferred Stock, without par value.

                  The Corporation may issue one or more series of Preferred Stock. The Board of Directors is hereby vested with authority from time to time to establish and designate such series, and to fix and determine the relative rights and preferences of the shares of any series, and to increase or decrease the number of shares within each series; provided that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued and outstanding. The voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock may be set forth in a certificate of designations provided for in a resolution or resolutions adopted by the Board of Directors."

                  The number of shares of common stock in the Corporation authorized at the time of such adoption was 1,000 shares $1.00 par value per share ("Common Stock") and 1,000 shares of no par value Preferred Stock, ("Preferred Stock") of which 1,000 shares of Common Stock, and 890 shares of Preferred Stock are issued and outstanding and entitled to vote at the meeting. The number of shares of Common Stock voted for such amendment was 1,000; the number of shares of Preferred Stock voted for such amendment was 890 and there were no shares voted against such amendment.

                  THUS DULY AUTHORIZED AND ADOPTED effective this 12th day of August, 1997.

ATTEST:                                              WESTLAKE VINYL CORPORATION

/s/ Louis B. Trenchard III                           By: /s/ A. Chao
---------------------------                             ------------------------
Louis B. Trenchard III                                   Albert Chao, President
Assistant Secretary